Exhibit 99.1

Ramtron Ships First F-RAM Samples Built on New IBM Manufacturing Line

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--May 25, 2011--Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of ferroelectric-based low-power memory and integrated semiconductor products, today announced broad sampling of the first pre-qualification ferroelectric random access memory (F-RAM) devices built on the company’s new manufacturing line at IBM Corporation (NYSE: IBM). The FM24C04C and FM24C16C are serial 5-volt devices with 4- and 16-kilobits of F-RAM memory, respectively. The devices offer a high-performance nonvolatile data collection and storage solution for electronic systems. Ramtron’s F-RAM products provide nonvolatile RAM memory performance with NoDelay™ writes, high read/write endurance, and low power consumption.

“Releasing samples of the FM24C04C and FM24C16C devices is a significant milestone in our new foundry program,” said Eric Balzer, Ramtron’s CEO. “These pre-qualification devices, which meet all datasheet specifications and our stringent quality standards, are available now for customer evaluation. Additional devices, including 3-volt I2C and 3- and 5-volt SPI products, will become available for sampling as testing is completed.”

The FM24C04C and FM24C16C feature a serial I2C interface, have an active current of 100µA (typical at 100kHz) and perform up to 1MHz bus frequency. The devices are direct drop-in replacements for 4- and 16-Kb serial EEPROM memories used in industrial controls, metering, medical, military, gaming, and computing applications, among others. The FM24C04C and FM24C16C are offered in an industry standard 8-pin SOIC package and operate over the industrial temperature range of -40°C to +85°C.

Ramtron’s FM24CxxC products offer single-byte writes that are 200 times faster than those of EEPROM. In addition, the devices offer no timing delays and can be written to at standard bus speeds as compared to EEPROM, which requires a 5- to 10-millisecond write delay before new data can be registered. The FM24C04C and FM24C16C feature 1-trillion write cycles, compared to 1-million write cycles for EEPROM, and have an extremely low operating current compared to competing nonvolatile memory products.

About the IBM/Ramtron Foundry Relationship

Ramtron and IBM entered into a foundry services agreement in early 2009 that called for the installation of Ramtron’s F-RAM semiconductor process technology in IBM’s Burlington, Vermont, advanced wafer manufacturing facility. Ramtron’s proprietary F-RAM technology stack has been inserted into IBM’s 0.18 micron CMOS process to create Ramtron’s signature high-performance nonvolatile F-RAM products. IBM’s world-class foundry provides a flexible and cost effective manufacturing platform for Ramtron’s existing products and new product development initiatives.

About Ramtron and F-RAM Technology

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets worldwide.

Ramtron pioneered the integration of ferroelectric materials into semiconductor products, which enabled the development of a new class of nonvolatile memory, called ferroelectric random access memory, or F-RAM. Ramtron’s ferroelectric memories combine the high speed of DRAM (Dynamic Random Access Memory) with nonvolatile data storage, or the ability to save data without power. Since commercializing the technology, Ramtron has sold nearly a half-billion F-RAM devices into demanding applications such as automotive safety and entertainment systems, portable medical devices, industrial process control systems, smart electricity meters, and consumer printer cartridges. As the most power-efficient of any nonvolatile memory technology on the market, F-RAM products promise to pave the way for the development of ultra-efficient battery powered products and energy harvesting applications, among others. For more information, visit www.ramtron.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this report are being made as of the date of this report, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statements contained herein.

CONTACT:
Ramtron International Corporation
PR:
Christopher Wray, 719-481-7182
chris.wray@ramtron.com
or
IR:
Lee A. Brown, 719-481-7213
lee.brown@ramtron.com